American Software, Inc.
Securities Trading and Disclosure Policy

This Securities Trading and Disclosure Policy (this “Policy”) sets forth the policy of American Software, Inc. concerning the handling of material, nonpublic information relating to American Software, Inc. and its direct and indirect subsidiaries (collectively, “American Software” or “we”) or other companies with which we deal. This Policy also concerns the buying and selling of stock and other securities of American Software and those other companies.

1.Insider Trading

Except in a Permitted Transaction (as defined below), no director or employee may purchase or sell securities of American Software or of any other company with which American Software deals while aware of material, nonpublic information concerning American Software or the other company until at least two full trading days have elapsed after the public disclosure of the information.

(a)Directors and Employees

This Policy applies to all directors and employees of American Software. When we refer to “you” or to “directors and employee” in this Policy, in addition to you, we also mean members of your immediate family or other persons with whom you share a household, persons that are your economic dependents, and any person over whom or entity over which you have control. We will regard trades made at your direction or at the direction of those named in the preceding sentence as trades made by you.

(b)Material, Nonpublic Information

Information is considered “material” if (a) a reasonable investor would consider it important in deciding whether to buy, sell or hold the security, or (b) a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. Information is considered “nonpublic” if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Examples of material, nonpublic information might include information about upcoming earnings or losses, a potential merger or acquisition, a significant sale of assets, a change in dividend policy, offering of additional securities, changes in top management, significant new products, and the gain or loss of a substantial customer or supplier. Both positive and negative information may be material.

Information is nonpublic until it has been “publicly disclosed,” meaning that it is published in such a way as to provide broad, non-exclusionary distribution of the information to the public. Examples of public disclosure include filing a Form 8-K with the Securities and Exchange Commission (the “SEC”) and issuing a press release.

(c)Other Companies

This Policy primarily addresses trading in American Software securities when you are aware of mate- rial, nonpublic information about American Software. However, it also prohibits trading in securities of any other company about which you learn material, nonpublic information in the course of performing your duties for American Software.

(d)Purchase and Sale

This Policy prohibits purchases and sales while you are aware of material, nonpublic information. This encompasses not only traditional purchases and sales, but also any arrangement by which investors alter their economic exposure to changes in the price of the securities. For example, a “purchase” or “sale” would include purchasing standardized put or call options, writing put or call options, selling stock short, or buying or selling securities convertible into other securities.

(e)Two Full Trading Days

Two full trading days following public disclosure have elapsed when trading in the security has opened and then closed on two consecutive trading days (e.g., not weekends or holidays) after the public disclosure.

For example, suppose you are aware that American Software has signed an agreement to acquire another company that has not been announced to the public. You are prohibited from trading in our stock until two full trading days after release of the announcement. If the announcement is made on Monday at 6:00 p.m. EST, after the close of trading on the Nasdaq Stock Market, you can begin trading again on Thursday when the market opens.

(f)Margin Loans

Purchases or sales of securities can result in liability whether executed in the public markets or in a private transaction. In addition, sales forced because you have borrowed money and pledged securities as security for the loan are not exempt from the insider trading rules. Accordingly, you should be careful when making a margin loan in a brokerage account or using stock as collateral for a bank loan.

2.Unauthorized Disclosure of Material, Nonpublic Information

No director or employee may disclose material, nonpublic information about American Software or any company with which American Software deals to anyone outside American Software unless authorized to do so.

(a)Tipping

You can be held responsible not only for your own insider trading, but also for trading by anyone to whom you disclose material, nonpublic information, or for trading by others if you are the ultimate source of such information.

(b)Authorization to Disclose Material, Nonpublic Information

We authorize only certain employees to make disclosures of material, nonpublic information. Unless you are authorized to do so by senior management, you should refrain from discussing material, nonpublic information with anyone not subject to this Policy. Even with other employees of American Software, you should restrict discussion to those persons having a need to know. Furthermore, comments made through social media, even if strictly on your personal site or account, may constitute the unauthorized release of material, nonpublic information.

(c)Regulation FD (Fair Disclosure)

SEC Regulation FD explicitly bans selective disclosure. Generally, Regulation FD provides that when a public company discloses material, nonpublic information, it must provide broad, non-exclusionary public access to the information. Violations of this regulation can lead to SEC enforcement actions, resulting in injunctions and severe monetary penalties. Aside from a limited group of senior executives and investor relations personnel, no American Software employees are authorized to communicate with securities market professionals or shareholders. If you realize that you have inadvertently made a disclosure that violates this Policy, you must contact the Chief Financial Officer or the Controller immediately. Under Regulation FD, there may be ways to mitigate unintentional violations if prompt action is taken.

3.Permitted Transactions

The following are “Permitted Transactions”:

•Issuance of a stock option under an American Software stock option plan, including the cancellation or forfeiture of options pursuant to the plans;

•Exercise of stock options issued under an American Software stock option plan, but not any sale of stock acquired in an option exercise;

•Transfer of shares to an entity that does not involve a change in the beneficial ownership of the shares
– for example, to an inter vivos trust of which you are the sole beneficiary;

•Acquisition or disposition of stock in a stock split, stock dividend, or other transaction affecting all stockholders equally; and

•Execution of a transaction pursuant to a contract, instruction, or plan (a “Trading Plan”) described in Rule 10b5-1(c)(1)(i)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), but only if, with respect to directors and Section 16 officers (as defined below), the Trading Plan requires the broker or other counter-party to notify the Chief Financial Officer immediately upon execution of a transaction pursuant to the Trading Plan.

(a)Pre-Disclosure of Undisclosed Material, Nonpublic Information

You may not enter into any transaction, including Permitted Transactions, unless you have disclosed to our Chief Financial Officer any material, nonpublic information of which you are aware and of which American Software is not aware. If you are the Chief Financial Officer, the information must be disclosed to the President of American Software, and if you are the President or a director, you must disclose the information to American Software’s board before any transaction listed above qualifies as a Permitted Transaction. This ensures that American Software is fully aware of any material information affecting any security before you execute the transaction.

(b)Employee Benefit Plan Transactions

Included in the definition of Permitted Transactions are most of the ongoing transactions you might enter into under equity-based benefit plans. Transactions in employee stock options are considered Permitted Transactions if there is no related sale to third parties. However, a sale of stock following or in connection with an option exercise is not a transaction with American Software, and therefore is not a Permitted Transaction. Thus, you may engage in a cash exercise of an option as long as you retain the stock you buy in the exercise. You can also engage in stock-for-stock exercises without violating this Policy.

(c)Transactions not Changing Beneficial Ownership

Certain transactions involve merely a change in the form in which you own securities. For example, you may transfer shares of stock to a trust if you are the only beneficiary of the trust during your lifetime. Likewise, changing the form of ownership to include a member of your immediate household as a joint owner is a Permitted Transaction.

(d)     Trading Plans

SEC rules generally provide an affirmative defense against insider trading violations if you enter into a contract, provide instructions, or adopt a written plan for trading in securities when you are not aware of material, nonpublic information. Therefore, Designated Persons (as defined below) cannot enter into these plans during quarterly pre-earnings blackout periods. The Trading Plan must (a) specify the amount, price, and date of the transaction, (b) specify an objective method for determining the amount, price, and date of the transaction, or (c) place the discretion for determining the amount, price, and date of the transaction in another person who is not aware of material, nonpublic information. You may not exercise discretion or influence over the amount, price, or date of a transaction after entering into the arrangement.

If you enter into a Trading Plan, it should be structured to avoid purchases or sales shortly before known announcements, such as earnings announcements. Even though transactions executed in accordance with a properly formulated Trading Plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a Trading Plan. This could result in negative publicity for you and/or American Software if the SEC or Nasdaq were to investigate your trades.

Prior to the establishment of a Trading Plan, each director and Section 16 officer must pre-clear the proposed plan with the General Counsel and Chief Financial Officer. American Software reserves the right to withhold pre-clearance of any Trading Plan that we determine is not consistent with the rules regarding such plans. You may not enter into a trading Plan when you are aware of material, nonpublic information or during a trading blackout period. In addition, to avoid even the appearance of impropriety, we require a waiting period of thirty days between the adoption of a Trading Plan and the first possible transaction under such plan.

Transactions pursuant to a Trading Plan still must comply with applicable SEC reporting requirements (see below). Therefore, if you are a director or a Section 16 officer, Trading Plans require special care. Because in a Trading Plan you can specify conditions that trigger a purchase or sale, you may not be aware that the transaction has taken place. Accordingly, transactions pursuant to a Trading Plan are not Permitted Transactions unless the Trading Plan requires the broker to notify American Software immediately of the execution of a transaction.

The rules regarding Trading Plans are complex. You should consult with your legal and financial advisors before adopting a Trading Plan.

4.Blackout Periods

The following persons may not purchase or sell American Software’s securities or enter into a Trading Plan during the following blackout periods:

•For directors, Section 16 officers, employees within the Finance and Accounting Department and employees who are department heads (collectively, “Designated Persons”), except for Permitted Transactions, during the period beginning fourteen days prior to the last day of each fiscal quarter and ending at the close of trading on the second full trading day following the release of financial results for that fiscal quarter; and

•For directors and Section 16 officers, to the extent and during the periods required by Section 306(a) of the Sarbanes-Oxley Act of 2002 and its implementing regulations relating to pension fund blackouts.

(a)Pre-Earnings Blackouts

Because of the particular sensitivity of trading by those who have access to American Software’s financial information as our financial statements are being prepared, such persons are subject to blackout on trading during the period leading up to the release of quarterly financial statements. These Designated Persons include members of our board of directors, our officers who are subject to reporting under Section of the Exchange Act 16 (“Section 16 officers”), and those other employees who are directly involved in the preparation of American Software’s consolidated and group financial statements or who have access to departmental reporting information.

In addition, if you are a Designated Person, during periods outside the blackout period you are still subject to Section 1 of this Policy, which prohibits transactions at any time when you are aware of material, nonpublic information. As a result, you are not necessarily free to trade in the second month of each quarter simply because it is not during a blackout period.

(b)401(k) Plan Blackouts

Directors and Section 16 officers may not trade in our securities at any time when employees are prevented from trading in the stock funds of our 401(k) plan. This situation is rare, and we will notify all who are affected of any relevant blackout period.

(c)Entering into Trading Plans

During a blackout period, not only are you prohibited from trading, but you also are prohibited from entering into a Trading Plan.

5.Pre-Clearance and Notice of Transactions

Before entering into a purchase or sale of our securities or a Trading Plan, all Designated Persons must notify the Chief Financial Officer or, in his or her absence, the Controller to obtain clearance for the transaction. Immediately following completion of any such transaction by a director or Section 16 officer, such person must notify the Chief Financial Officer or Controller of the date, quantity, price, and nature of the transaction. There is no requirement to pre-clear or provide immediate notice of Permitted Transactions (as defined below) unless the transaction is subject to the two-business-day or other accelerated reporting under Section 16(a) of the Exchange Act.

(a)Pre-Clearance

In general, employees do not need to pre-clear their trades with American Software. However, because of their likely exposure to material, nonpublic information, Designated Persons (members of American Software’s board of directors, Section 16 officers, employees within the Finance and Accounting Department and employees who are department heads) must pre-clear certain transactions with the Chief Financial Officer or Controller. The Chief Financial Officer is available to answer any questions on the application of this Policy, but ultimate responsibility for trading in securities lies with you.

(b)Notification

Under Section 16(a) of the Exchange Act certain transactions must be reported on Form 4 and filed within two business days following the date of the transaction (see below). In order to comply, this Policy requires not only pre-clearance of transactions in American Software’s securities, but for directors and Section 16 officers it also requires immediate notification of sufficient details of the transaction to allow time to prepare and timely file the required reports. Since we allow one day to prepare the Form 4 and one day to transmit the form to the SEC, the details of the transaction must be reported to us no later than the close of business on the date the transaction occurred. Although Permitted Transactions are generally not subject to this requirement, any transaction subject to the two-business-day or other accelerated reporting deadline is also subject to the pre-clearance and notification requirements.

6.Hedging Policy

American Software considers it inappropriate for any director, officer or other employee to enter into speculative transactions in Company securities. Therefore, this Policy prohibits the purchase or sale of puts, calls, options or other derivative instruments based on our securities. The Policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the shareholder continues to own the underlying security without all the risks or rewards of ownership. When that occurs, the owner may no longer have the same objectives as the Company’s other shareholders. The prohibitions in this Policy do not apply to the exercise of stock options as part of any American Software incentive plan.

7.Restricted and Control Securities (Directors and Section 16 Officers Only)

Directors and Section 16 officers must comply with Rule 144 when selling restricted or control securities.

Rule 144 is an exemption under the Securities Act of 1933 that allows the sale of restricted and control securities in the public marketplace if certain conditions are met. Restricted securities are those not issued in a registered offering. For example, some stock plans permit the issuance of restricted securities. Control securities are those owned by an “affiliate” of the issuer, which for purposes of this Policy means directors and Section 16 officers, including securities acquired pursuant to an employee benefit plan such as our stock option plan.

Rule 144 provides a safe harbor for sale transactions meeting several conditions with respect to timing, quantity and procedures. Affiliates may sell a number of such securities that is no more than the greater of one percent of the outstanding securities of the class, or the average weekly reported trading volume for the previous four calendar weeks. These securities must be sold through specific types of brokers or dealers, and notice on Form 144 must be given for sales of a certain size (see below). Restricted securities are subject to a holding period of six months, but control securities are not subject to a holding period.

8.“Short-Swing” Transactions (Directors and Section 16 Officers Only)

Directors and Section 16 officers may not engage in “short-swing” transactions.

Under Section 16(b) of the Exchange Act, any purchase and sale, or sale and purchase, of American Software securities by a company insider made during any given six-month period (sometimes referred to as a “short-swing” transaction) will be matched using the lowest purchase and highest sale prices. Any “profit” that is realized by this matching is recoverable by the company, even if inadvertent or if the insider actually realized an economic loss. If the company fails to recover such profit, any shareholder of the company may sue to recover it on behalf of the company. Therefore, with limited exceptions, directors and Section 16 officers may not enter into purchase and sale (or sale and purchase) transactions within six months of each other.

Any acquisition from the company or disposition to the company by a director or Section 16 officer is exempt from Section 16(b) liability if approved in advance by the board of directors. Thus, neither the grant nor the exercise of an option issued under a stock option plan generally will be treated as a matchable “purchase”

for purposes of Section 16(b). Similarly, the acquisition of common stock under an employee stock purchase plan generally will not be treated as a matchable purchase for purposes of Section 16(b). If the director